Exhibit 99.1

For immediate release
For more information, contact:
Investors, Philip J. Iracane, 713-307-8770
Media, Janice Aston White, 713-307-8780

Endeavour announces Cygnus gas discovery

Houston, TX – May 10, 2006 — Endeavour International Corporation (AMEX: END) announced that the Cygnus 44/12-2 well located in the Southern Gas Basin in the United Kingdom of the North Sea has successfully tested as a gas discovery with significant potential upside.

“The success of the well confirms our pre-drill geological and geophysical analysis and extends northward the limit of gas-bearing sands in the Southern Gas Basin,” said John N. Seitz, co-chief executive. “The discovery demonstrates that there are still significant reserves to be found in mature basins and reinforces the validity of our North Sea strategy and the potential of our exploration portfolio.”

Operations at the site are being suspended following the completion of testing. The well was drilled to 11,870 feet measured depth (11,564 feet true vertical depth) and encountered a number of gas bearing zones in the Rotliegendes and Carboniferous intervals.

It is expected that most of the key pre-development studies needed to facilitate a commerciality decision will be completed by the end of this year. Given a positive decision, it is anticipated that production could be initiated by the middle of 2008. The accumulation is located within close proximity to several potential transportation routes.

Endeavour holds 12.5 percent interest in the well that is operated by GDF Britain Limited. Other partners are Tullow Oil UK limited and E.ON Ruhrgas UK Caister Limited.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.